Exhibit 99.1

ZAYO GROUP TO ACQUIRE ARIALINK

Acquisition Adds 930 Route Miles in Michigan

LOUISVILLE, Colo and LANSING, Mich– March 21, 2012 – Zayo Group announces it has executed a definitive agreement to acquire Arialink, Mid-Michigan’s largest fiber optic service provider. The acquisition adds 930 new route miles to Zayo’s national footprint, including 400 miles of dense metro networks in Lansing and Ann Arbor. Arialink’s network will be interconnected with Zayo’s existing network, enabling end-to-end-Bandwidth Infrastructure services between Zayo’s existing 45,000 mile national network and Arialink’s extensive network in Michigan.

“Arialink has built a great business by extending their fiber-based Ethernet network to key businesses and government agencies in Michigan,” says Glenn Russo, Executive Vice President of Corporate Strategy and Development for Zayo Group. “We have worked with Arialink for some time and adding their reach to Zayo’s national network will allow us to offer a broader range of solutions to our collective customers.”

Arialink provides Ethernet, dark fiber and optical transport services to education, government agency and enterprise customers across its 437 on-net building footprint. Their regional long haul network provides connectivity to other markets throughout central Michigan. Arialink recently announced that it was awarded and has begun construction of a 190-mile network to interconnect major healthcare facilities as part of an FCC grant to the Michigan Public Health Institute. This unique network will support connectivity to healthcare facilities in rural parts of the state and bring broadband services to underserved communities.

“I believe the combination of Zayo and Arialink will create more opportunities to serve our customers as well as create career opportunities for many of our employees,” says Jason Schreiber, CEO of Arialink. “I am proud of what we have accomplished as an independent company and look forward to continuing our growth as part of Zayo.” Mr. Schreiber will join Zayo as part of the transaction and continue to drive the success of the Michigan business, leveraging the companies’ collective assets.

The transaction, subject to customary approvals, is expected to close during the second quarter of 2012. The acquisition, which will be funded with cash consideration of $18M, excludes assets and customers related to residential services which are being spun out to the previous owners of Arialink before close. Zayo also announced on March 19th, 2012 a definitive agreement under which Zayo will acquire AboveNet, Inc.

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About Arialink

Headquartered in Lansing, Mich., Arialink is Mid-Michigan’s largest provider of high speed fiber optic internet and phone service. With nearly 930 miles of fiber webbing the center of the state, Arialink offers speed-of-light service and direct fiber optic peering to major Internet hubs. Founded in 2003, Arialink has prided itself as being Michigan’s premier fiber-optic service provider endeavoring to connect the need of Michigan’s businesses and population. In recognition of these efforts and achievements, its CEO Jason Schreiber was named Lansing’s Telecommunications Entrepreneur of the year in 2011 by Greater Lansing Business Monthly.

About Zayo Group

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is a national provider of fiber-based Bandwidth Infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro and fiber-to-the-tower networks. Zayo’s network assets include approximately 45,000 route miles, covering 42 states plus Washington, D.C. Additionally, Zayo has approximately 5,200 buildings on-net, 440 Points-of-Presence (POPs), 2,300 cell towers on-net, and over 94,000 billable square feet of colocation space. Zayo was recently named one of the Denver-area’s Fastest Growing Private Companies by the Denver Business Journal.

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For Zayo media inquiries, please contact:

Jaymie Scotto & Associates

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